UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 7, 2018

(Date of earliest event reported)

Arcadia Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 Cousteau Place, Suite 105

Davis, CA 95618

(Address of principal executive offices, including zip code)

(530) 756-7077

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.  Other Events.

As previously disclosed in a Current Report on Form 8-K that Arcadia Biosciences, Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on March 23, 2018, the Company entered into a securities purchase agreement on March 19, 2018 with certain institutional investors relating to the private placement (“Private Placement”) of shares of the Company’s common stock (“Common Stock”) and warrants to purchase Common Stock (“Warrants”).

As previously disclosed in the Company’s Quarterly Report on Form 10-Q that was filed with the SEC on May 9, 2018, the Company reported liabilities (“Financing Liabilities”) of $9.9 million and $6.0 million for the Warrants and Common Stock adjustment feature relating to the Private Placement. These were accounted for as liabilities at March 31, 2018 because the terms of the Warrants and the number of shares of Common Stock to be issued in the Private Placement were subject to adjustment at that time. The recording of these liabilities contributed to the Company reporting stockholders’ equity at March 31, 2018 of approximately $0.7 million, which is below the $2.5 million stockholders’ equity requirement under Listing Rule 5550(b)(1) of the Nasdaq Stock Market (“Minimum Stockholders’ Equity Requirement”).  However, on May 7, 2018, following the Private Placement’s final adjustment, the terms of the Warrants and the number of Common Stock shares issuable in the Private Placement became known and fixed. As a result, the Company has reclassified the Financing Liabilities to stockholders’ equity, which increases the stockholders’ equity balance by $15.9 million and enables the Company to regain compliance with the Minimum Stockholders’ Equity Requirement.  This increase will be reflected in the June 30, 2018 balance sheet to be included in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.

Date: May 17, 2018	By:	/s/ MATTHEW T. PLAVAN
	Name:	Matthew T. Plavan
	Title:	Chief Financial Officer & Secretary